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[BCP Letterhead]                                                Exhibit 99



FOR IMMEDIATE RELEASE                           Press Contact
                                                James P. McKinley  212 573-4178


BORDEN CHEMICALS AND PLASTICS DECLARES CASH DISTRIBUTION OF 65 CENTS PER UNIT.
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            REPORTS 68 CENTS PER UNIT NET INCOME IN SECOND QUARTER
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        COLUMBUS, OHIO, July 19, 1994 -- Borden Chemicals and Plastics Limited
Partnership (NYSE: BCU) today announced a cash distribution of 65 cents per common unit for the second quarter of 1994. This compares with a cash distribution of 18 cents per unit for the second quarter of 1993 and 21 cents for the first quarter of 1994.
        The distribution was declared at a meeting of the Board of Directors of BCP Management, Inc. (BCPM), the General Partner of the Partnership, and is payable August 8 to unitholders of record July 29.
        The Partnership had net income of $25.3 million on revenues of $149.7 million for the three-month period ended June 24, 1994, versus a net loss of $4.9 million on revenues of $106.0 million in the second quarter of 1993.
After the General Partner's interest, net income per unit was 68 cents, compared with a net loss of 13 cents per unit in the same period of 1993.
        The cash distribution declared each quarter is based on available cash generated in the quarter and differs from net income primarily because of depreciation, which is a non-cash expense, and changes in working capital requirements for the quarter.


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                  277 PARK AVENUE, NEW YORK, NEW YORK 10172
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        "Our second quarter results reflect substantially higher selling prices and demand for polyvinyl chloride resins and methanol as well as lower natural gas costs, compared with the 1994 first quarter and the year-ago period," said Joseph M. Saggese, chairman of the board, president and chief executive officer of BCPM.
        "These improvements more than offset higher raw material ethylene and chlorine costs," noted Mr. Saggese.
        "Profit margins in nitrogen products (primarily ammonia and urea) also improved due to higher selling prices, compared with the fist quarter and year-ago periods," added Mr. Saggese.
        BCPM also announced that it has signed a letter of intent with Dallas-based Occidental Chemical Corporation to purchase Occidental's Addis, Louisiana, PVC manufacturing facility. A conclusion of this acquisition is contingent on negotiation of a definitive agreement, FTC approval and other conditions.
        Borden Chemicals and Plastics Limited Partnership is a publicly traded partnership formed to acquire and operate the polyvinyl chloride resins and basic chemicals businesses of Borden, Inc. The Partnership has manufacturing facilities at Geismar, Louisiana, and Illiopolis, Illinois. BCP Management holds a 2 percent interest and serves as General Pertner. Publicly traded units account for 98 percent ownership.


                               (TABLE FOLLOWS)
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              BORDEN CHEMICALS AND PLASTICS LIMITED PARTNERSHIP
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                    (In thousands, except per share data)





                            Three Months              Six Months
                                Ended                    Ended
                         --------------------    ----------------------
                         6/24/94     6/25/93     6/24/94       6/25/93
                         --------    --------    -------       --------

Revenues                $149,671    $105,971    $268,652      $196,575
                         ========    ========    =======       ========
Net Income (Loss)       $ 25,264    $ (4,855)   $ 28,892      $ (4,589)
Less: 1% General
      Partner Interest      (253)         49        (289)           46
                         --------    --------    -------       --------
Net Income (Loss)
 Applicable to Limited
  Partner's Interest    $ 25,011    $ (4,806)   $ 28,603      $ (4,543)
                         ========    ========    =======       ========
Net Income (Loss)
  Per Unit              $    .68    $   (.13)   $    .78      $   (.12)

Cash Distribution
  Declared Per Unit     $    .65    $    .18    $    .86      $    .48

Average Units             36,750      36,750      36,750        36,750


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